EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Announces Jason Pigott to Succeed Randy A. Foutch as Chief Executive Officer on October 1
TULSA, OK - September 27, 2019 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or "the Company") today announced, as part of the previously discussed comprehensive succession planning process, that Jason Pigott will succeed Randy A. Foutch as the Company's Chief Executive Officer, effective October 1, 2019. Mr. Pigott will continue in his role as President. Mr. Foutch will remain Chairman of Laredo's Board of Directors ("Board") through the Company's 2020 Annual Meeting, but will not stand for re-election to the Board. Additionally, the Board has decided the roles of Chairman and Chief Executive Officer will remain separate and the future Chairman will be independent.
"Jason's experience managing multi-billion dollar development budgets is evident as he is putting processes in place that are improving capital efficiency," commented Mr. Foutch. "Since joining Laredo as President in May, his focus on increasing oil productivity and minimizing risk has refocused the Company on the Cline formation and improved our Wolfcamp development plan. Our best-in-class operations continue to get better as well costs trend lower and cycle times shorten, driving free cash flow generation. Jason has had a positive, profound impact in a short period of time. I am excited about Laredo's future and look forward to seeing the Company's progress as Jason and his team implement his strategic vision."
"I would like to thank Randy for his counsel over the last four months as I have immersed myself in Laredo's operations and strategy," stated Mr. Pigott. "As we move the Company forward to create value for our shareholders, we are focused on leveraging our core strengths to grow oil production and free cash flow. We will continue to drive costs out of our already highly competitive cost structure and will opportunistically add acreage to improve well economics and margins. Strategy, teamwork and technology will change the trajectory of Laredo and I look forward to sharing our successes in the future."
"The Board would like to express its appreciation for Randy’s principled leadership and guidance since the founding of Laredo in 2006," stated Edmund P. Segner, III, Laredo's lead independent director. "His unique blend of geologic and engineering expertise, coupled with business acumen, drove a differentiated view of how to build an exploration and production company. It is a tribute to his character that so many people from his past companies joined him at Laredo. He leaves an outstanding team in place and has ensured a seamless leadership transition. After a career that spanned over 40 years and included the founding of four successful exploration and production companies, we wish Randy all the best."

About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, and midstream and marketing services, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.

# # #

Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

2